UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Flotek Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	90-0023731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10603 W. Sam Houston Pkwy N., Suite 300
Houston, Texas 77064
(Address of Principal Executive Offices) (Zip Code)

FLOTEK INDUSTRIES, INC. 2019 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
FLOTEK INDUSTRIES, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
FLOTEK INDUSTRIES, INC. 2018 LONG-TERM INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Elizabeth T. Wilkinson
Chief Financial Officer
10603 W. Sam Houston Pkwy N., Suite 300
Houston, Texas 77064
(Name and address of agent for service)
(713) 849-9911
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.0001 per share	4,940,000 shares	$3.265	(3)	$16,129,100	(3)	$1,954.85

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, the number of shares of common stock registered herein includes an indeterminate number of additional shares of common stock that may be issued with respect to the securities registered hereunder to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Flotek Industries, Inc. is filing this Registration Statement on Form S-8 to register (a) 1,000,000 shares of common stock under the Flotek Industries, Inc. 2019 Non-Employee Director Incentive Plan (the “Director Plan”); (b) 500,000 shares of common stock under the Flotek Industries, Inc. 2012 Employee Stock Purchase Plan, as amended; (c) 2,700,000 shares of common stock under the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended (the “LTIP”); (d) 200,000 shares of common stock that may again become available for delivery with respect to awards under the Director Plan pursuant to the share counting, share recycling, and other terms and conditions of the Director Plan; and (e) 540,000 shares of common stock that may again become available for delivery with respect to awards under the LTIP pursuant to the share counting, share recycling, and other terms and conditions of the LTIP.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the registrant’s common stock on The New York Stock Exchange on May 22, 2019.

EXPLANATORY NOTE
Flotek Industries, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register (a) 1,000,000 shares of common stock under the Flotek Industries, Inc. 2019 Non-Employee Director Incentive Plan (the “Director Plan”); (b) 500,000 shares of common stock under the Flotek Industries, Inc. 2012 Employee Stock Purchase Plan, as amended (the “ESPP”); (c) 2,700,000 shares of common stock under the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended (the “LTIP,” and together with the Director Plan and the ESPP, the “Plans”); (d) 200,000 shares of common stock that may again become available for delivery with respect to awards under the Director Plan pursuant to the share counting, share recycling, and other terms and conditions of the Director Plan; and (e) 540,000 shares of common stock that may again become available for delivery with respect to awards under the LTIP pursuant to the share counting, share recycling, and other terms and conditions of the LTIP. The Plans (or amendments thereto) were approved by the stockholders of the Company at the annual meeting on May 24, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plans listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon request, such documents shall be furnished to the SEC.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by us with the SEC are incorporated by reference in this Registration Statement and shall be deemed to be part hereof:

(a)
our annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 8, 2019, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 24, 2019 that is incorporated by reference in that annual report on Form 10-K;

(b)	our quarterly report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 9, 2019;

(c)	our current reports on Form 8-K, as filed with the SEC on January 16, 2019, March 4, 2019, March 7, 2019, March 20, 2019, and April 16, 2019; and

(d)
the description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A (File No. 001-13270) filed under Section 12(b) of the Exchange Act, as filed with the SEC on December 26, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
We are incorporated in the state of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to the limitations of Section 102(b)(7).
Furthermore, our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide for (i) indemnification of our directors, officers and employees and agents to the fullest extent permitted by applicable law; (ii) the right of our directors, officers, employees and agents to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition to the fullest extent authorized by applicable law; (iii) the payment or reimbursement of expenses incurred by a director or officer in connection with their appearance as a witness or other participation in a proceeding at a time when they are not a named defendant or respondent in the proceeding; and (iv) the purchase of insurance by us to protect us and any person who is or was serving as our director, officer, employee or agent.
We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number		Description
4.1		Form of Certificate of Common Stock (incorporated by reference to Appendix E to the Company’s Definitive Proxy Statement filed on September 27, 2001).
4.2		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2007).
4.3		Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2009).
4.4		Second Amended and Restated Bylaws, dated October 11, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 17, 2017).
4.5		Flotek Industries, Inc. 2019 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on April 24, 2019).
4.6		Flotek Industries, Inc. 2012 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement filed on April 24, 2019).
4.7		Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit C to the Company’s Definitive Proxy Statement filed on April 24, 2019).
5.1	*	Opinion of Hunton Andrews Kurth LLP regarding legality of the securities being registered by Flotek Industries, Inc.
23.1	*	Consent of Moss Adams LLP.
23.2	*	Consent of Hein & Associates LLP.
23.3	*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).
24.1	*	Powers of Attorney (included on signature page to the registration statement).

*	Filed herewith.

Item 9.	Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 24, 2019.

FLOTEK INDUSTRIES, INC.

By:	/s/ ELIZABETH T. WILKINSON
Elizabeth T. Wilkinson
Chief Financial Officer (Principal Financial Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Chisholm and Elizabeth T. Wilkinson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN W. CHISHOLM	President, Chief Executive Officer, and Director	May 24, 2019
John W. Chisholm	(Principal Executive Officer)

/s/ ELIZABETH T. WILKINSON	Chief Financial Officer	May 24, 2019
Elizabeth T. Wilkinson	(Principal Financial Officer)

/s/ DAVID NIERENBERG	Chairman of the Board of Directors	May 24, 2019
David Nierenberg

/s/ MICHELLE M. ADAMS	Director	May 24, 2019
Michelle M. Adams

/s/ TED D. BROWN	Director	May 24, 2019
Ted D. Brown

/s/ L. MELVIN COOPER	Director	May 24, 2019
L. Melvin Cooper

/s/ PAUL W. HOBBY	Director	May 24, 2019
Paul W. Hobby

/s/ L.V. “BUD” MCGUIRE	Director	May 24, 2019
L.V. “Bud” McGuire